UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 18, 2008

ENERGY INFRASTRUCTURE ACQUISITION CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-32941	20-3521405
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 1300, 1105 North Market Street, Wilmington, Delaware	19899
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (302) 655-1771

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

On July 19, 2008, Energy Infrastructure Acquisition Corp., a Delaware corporation (the “Company”) and Vanship Holdings Limited, a Liberian corporation (“Vanship”) mutually agreed to terminate the Second Amended and Restated Share Purchase Agreement dated as of July 3, 2008 (the “SPA”) pursuant to Section 20(a)(ii) of the SPA (the “Termination Agreement”).

Under the terms of the SPA, Energy Infrastructure Merger Corporation, the Company’s wholly-owned Marshall Islands subsidiary (“EIMC”), was to be merged with and into the Company, with EIMC continuing as the surviving corporation for the purpose of redomiciling the Company to the Marshall Islands as part of the acquisition of nine special purpose vehicles (“SPVs”), each owning one very large crude carrier. The total value of the transaction, pursuant to which EIMC was to purchase all of the outstanding shares of each of the SPVs from Vanship, was approximately $778,000,000, consisting of $643,000,000 in cash (reduced by the aggregate amount of net indebtedness of the SPVs at the time of the completion of the business combination and subject to other closing adjustments) and 13,500,000 shares of Energy Merger’s common stock.

The Termination Agreement entered into by the Company and Vanship is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 18, 2008, Mr. Peter Blumen resigned as a member of the board of directors of the Company, effective on such date.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

No.	Description
10.1	Termination Agreement dated July 19, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 21, 2008

ENERGY INFRASTRUCTURE ACQUISITION CORP.

By:	/s/ Marios Pantazopoulos
Name: Marios Pantazopoulos
Title: Chief Financial Officer

EXHIBIT INDEX

No.	Description
10.1	Termination Agreement dated July 19, 2008